EXHIBIT 10.15

DEED OF GUARANTEE

THIS DEED is made on 09 May 2023

BETWEEN

(1)	THE FLEXI GROUP HOLDINGS LTD (Registration No. 2111418), a company incorporated in British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, as guarantor (the “Guarantor”);

AND

(2)	TEO JUHN HOW (NRIC No. 780821-14-5531) with his address at 11 Jalan 5/4, 46000 Petaling Jaya, Selangor, Malaysia (“JT”);

(each, a “Party” and collectively, the “Parties”).

WHEREAS:

(A)	At the request of Common Ground Works Sdn. Bhd. (Registration No. 201601032932 (1203873-X)) (“CGW”), JT has agreed to grant and/or make available a loan facility of the sum of Ringgit Malaysia Two Million (RM2,000,000.00) which is equivalent of United States Dollars Five Hundred Thousand (USD500,000.00) (at the exchange rate of RM4 : USD1 as agreed between the Parties) (“Loan”) subject to the terms and conditions of the Loan Agreement (as defined herein).

(B)	The Guarantor has agreed to guarantee the repayment of the Loan and interest thereon and any other moneys covenanted to be paid by CGW and the due observance and performance by CGW of all the agreements covenants stipulations and undertakings on the part of CGW contained in the Loan Agreement and upon the terms and conditions hereinafter contained.

NOW THIS DEED WITNESSETH as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Deed, unless the context otherwise requires, the following expression shall have the meaning set out against them:

“Business Day” means a day on which banks are open for business in Malaysia (excluding Saturdays, Sundays or public holidays);

“Guaranteed Obligations” means all of CGW’s present and future obligations, liabilities and undertakings under and in connection with the Loan Agreement including but not limited to all monies and liabilities in respect of the loan sum under the Loan Agreement due or owing by CGW;

“Loan Agreement” means the loan agreement entered into between JT and CGW on the date of this Deed.

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1.2        Construction

Unless a contrary indication appears, any reference in this Deed to Clauses are to clauses of this Deed.

1.3         Deed

It is intended by the Parties hereto that this document shall take effect as a deed notwithstanding the fact that a Party hereto may only execute this document under hand.

2.          GUARANTEE AND INDEMNITY

2.1         In consideration for CGW entering into the Loan Agreement, the Guarantor irrevocably and unconditionally:

(a)	guarantees to JT the due and punctual performance and discharge by CGW of all of the Guaranteed Obligations;

(b)	undertakes with JT that whenever CGW does not pay when due any amount which has become payable by CGW under the Loan Agreement, the Guarantor shall immediately on demand pay that amount in the manner prescribed by the Loan Agreement as if it were the principal obligor; and

(c)	undertakes with JT that if, for any reason, any amount claimed by JT under this Deed is not recoverable on the basis of a guarantee, the Guarantor will be liable as a principal debtor and primary obligor to indemnify JT immediately on demand against any cost, loss, damages or liability whatsoever incurred or suffered by JT arising out of CGW’s failure to make due and punctual payment, performance and observance of the Guaranteed Obligations. This indemnity shall remain in effect notwithstanding that the guarantee contained in this Clause 2.1 ceases to be valid and enforceable against the Guarantor for any reason whatsoever.

2.2        Demands may be made under this Deed from time to time and may be enforced irrespective of whether any other steps or proceedings are or will be taken against CGW to recover the Guaranteed Obligations claimed under this Deed.

3.              REPRESENTATIONS

3.1	The Guarantor represents, warrants and undertakes to JT that the following representations, warranties and undertakings are true, accurate and not misleading as at the date of this Deed:

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(a)	it has the power to enter into, exercise its rights and perform and comply with its obligations under this Deed;

(b)	its obligations hereunder shall be valid, binding and enforceable in accordance with the terms of this Deed;

(c) all actions, conditions and things required to be taken, fulfilled and done(including the obtaining of any necessary consents) in order to:

(i)	enable it to lawfully enter into and perform and comply with its obligations under or in connection with this Deed; and

(ii)	ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

(d)	the execution and delivery of, and the performance by it of its obligations under, this Deed will not and are not likely to:

(i)	violate any law to which it is subject;

(ii)	result in a breach of any provision of its memorandum and articles of association, or other constitutive documents (as applicable);

(iii)	result in a breach of, or constitute a default under, any instrument or agreement to which it is a party or by which it or its assets are bound; or

(iv)	result in a breach of any order, judgment or decree of any court, government agency or regulatory body to which it is a party; and

(e)	no steps have been taken by it or its shareholders for its dissolution or the appointment of a receiver, judicial manager, trustee or similar officer of it or its assets.

4.              GENERAL UNDERTAKINGS

The undertakings of the Guarantor in this Clause 4 remain in force from the date of, and during the subsistence of, this Deed.

4.1             Notification

The Guarantor shall promptly notify JT upon becoming aware of:

(a)	the occurrence of any event or circumstance which may have a material adverse effect on the ability of JT to exercise any of the rights, powers and remedies conferred on him by or in connection with this Deed or which may be in any way contrary to the interests of JT under this Deed; and

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(b)	any claim, demand, litigation, arbitration, administrative or other proceedings which are current, threatened or pending against the Guarantor.

4.2            Ranking of this Guarantee

The Guarantor shall ensure that its payment obligations under this Deed rank and continue to rank above the payment obligations of the other claims including other loans or facilities, except for situations where certain payment obligations are statutorily preferred by the applicable laws in which the payment obligations under this Guarantee shall at least be pad passu with the claims of all our other unsecured and unsubordinated obligations, or such other payment obligations shall take priority over this Deed, as the case may be.

5.              SAVING PROVISIONS

5.1           Continuing Guarantee

This Deed is a continuing guarantee and will extend to the ultimate balance from time to time owing by CGW in respect of the Guaranteed Obligations.

5.2            Reinstatement

If for any reason (including as a result of any insolvency, composition or arrangement, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to JT (whether in respect of the obligations of CGW, the Guarantor or any other person or any security or guarantee for those obligations given or otherwise) is avoided, reduced or required to be restored; or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of CGW, the Guarantor, any other person, any security or guarantee for those obligations given or otherwise) is given or made wholly or partly on the basis of any payment, security, guarantee or other matter which is avoided, reduced or required to be restored, then (i) the liability of the Guarantor shall continue or be reinstated (or deemed to continue or be reinstated) as if the payment, discharge, compromise or arrangement had not occurred and (ii) JT shall be entitled to recover the value or amount of that payment, security, guarantee or other matter from the Guarantor, as if the payment, discharge, compromise or arrangement had not occurred.

5.3            Waiver of Defences

The obligations of the Guarantor under this Deed will not be affected by any act, omission, circumstance, matter or thing which, but for this Clause 5.3, would discharge, release, diminish or otherwise prejudice any of the Guarantor’s obligations under this Deed (whether or not known to the Guarantor or JT) including:

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(a)	any time, indulgence, waiver or consent granted or agreed to be granted to, or any composition, compromise, settlement or other arrangement with CGW or any other person;

(b)	the making or absence of any demand on CGW or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against or security over assets of CGW or any other person or any non-presentation or nonobservance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	the death or any incapacity, disability or lack of or deficiency in the powers, authority or legal personality of, or dissolution or change in the name or constitution or status of, CGW, the Guarantor or any other person;

(e)	any amendment (however fundamental and of whatsoever nature) of the Loan Agreement, this Deed or any other security, guarantee or other document;

(f)	any unenforceability, illegality, invalidity or non-provability of any obligation or liability of any person under the Loan Agreement, this Deed or any other security, guarantee or other document;

(g)	any bankruptcy, insolvency or similar proceedings in any jurisdiction; or

(h)	the Loan Agreement or this Deed not being executed (or any irregularity in its execution) by, or not being binding upon, any other party.

5.4            Immediate Recourse

The Guarantor waives any right the Guarantor may have of first requiring JT to proceed against or enforce any other security, guarantee or rights or claim payment or performance from CGW or any other person or to prove or claim in any winding-up, liquidation, administration or insolvency before claiming from the Guarantor under this Deed. Without limiting the foregoing, this Deed may also be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the Guaranteed Obligations. This waiver applies irrespective of any law or any provision of the Loan Agreement or this Deed to the contrary.

5.5           Appropriations

Until all the Guaranteed Obligations have been unconditionally and irrevocably paid in full and the Loan Agreement has lapsed, JT may, without affecting the Guarantor’s liability under this Deed:

(a)	refrain from applying or enforcing any other monies, security, guarantee or rights held or received by or available to JT in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account (such interest to accrue at a fair market rate) any monies received from the Guarantor or on account of the Guarantor’s liability under this Deed.

5.6           Additional security

This Deed is in addition to and it not in any way prejudiced by any other guarantee or security now or subsequently held by JT.

6.              PAYMENTS

6.1            Payments

All payments by the Guarantor under this Deed (including damages for its breach) shall be made in the currency in which the Guaranteed Obligations are payable and to such account, with such financial institution and in such other manner as JT may direct.

6.2            No Tax Deductions

(a)	All payments to be made by the Guarantor to JT under this Deed shall be made free and clear of and without any tax deduction unless the Guarantor is required by law to make a tax deduction, in which case the sum payable by the Guarantor (in respect of which such tax deduction is required to be made) shall be increased to the extent necessary to ensure that JT receives a sum (net of any deduction or withholding) equal to the sum which it would have received had no such tax deduction been made or required to be made.

(b)	Within 30 days of making either a tax deduction or any payment required in connection with that tax deduction, the Guarantor shall deliver to JT a receipt or other evidence reasonably satisfactory to JT that the tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

6.3            No Set-Off on Payments

All payments to be made by the Guarantor under this Deed shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim against any party.

6.4           Default Interest

If the Guarantor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue on such unpaid amounts from the due date to the date of actual payment (both before and after judgment) at the rate of 8%, and any interest accruing under this Clause shall be immediately payable by the Guarantor on demand by JT.

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7.         NOTICES

7.1            Communications

Any required or permitted notices hereunder must be given at the address of each Party set forth below, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognised private express courier; or email.

Guarantor

Attention:            Erman Akinci & Chris Edwards

Address:	Wisma UOA Damansara II, Penthouse 16-1 Level 16, No 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia

E-mail:                  erman@emissarycapital.com ; and

  chris.edwardstheflexigroup.com

JT

Address:              11 Jalan 5/4, 46000 Petaling Jaya, Selangor, Malaysia

 E-mail:                    iuhnennissarycapital.com
7.2

Deemed service

Any notice so given by post shall be deemed to have been served 7 days after the same shall have been mailed (excluding weekends and public holidays in Malaysia), and any notice so given by email shall be deemed to have been received on the date the email is properly sent.

8.            MISCELLANEOUS

8.1            No Waiver of Rights

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Deed will operate as a waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

8.2            Variation in Writing

No variation of this Deed (or of any of the documents referred to in this Deed) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression variation shall include any amendment, supplement, deletion or replacement however effected.

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8.3            No Implied Waivers

Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

8.4            Costs and Expenses

Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Deed.

(a)	No Party may assign, transfer or otherwise dispose of all or part of its rights or obligations under this Deed without prior written consent from the other Party.

(b)	This Deed shall benefit and be binding on the Parties, their permitted assignees and their respective successors. Any reference in this Deed to any Party shall be construed accordingly.

8.5             Entire Agreement

This Deed (together with the documents referred to in it) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

8.6            Partial Invalidity

The illegality, invalidity or unenforceability of any provision of this Deed under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

8.7            Counterparts

This Deed may be executed in any number of counterparts but shall not be effective until each Party has executed at least one counterpart, all of which, taken together shall constitute one and the same Deed and any Party may enter into this Deed by executing a counterpart.

8.8            Governing Law and Jurisdiction

(a)	This Deed and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with the laws of Malaysia.

(b)	If any dispute or difference arises between the Parties in connection with this Deed (“Dispute”), the Parties agree to negotiate in good faith to resolve the Dispute. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of Malaysia. If the Dispute is not resolved by negotiation within a period of 30 days (or such other period as may be mutually agreed by the Parties), the Dispute shall be resolved through proceedings at the Courts of Malaysia.

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IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date specified above.

GUARANTOR

Signed by The Flexi Group Holdings
Ltd (Registration No. 2111418) as a
deed in the presence of:

/s/ Chua Tian Pang	/s/ Christopher Ian Edwards

Witness	Signatory
Name: Chua Tian Pang	Name: Christopher Ian Edwards
NRIC/ Passport No: 720827-04-5369	Designation: Director
NRIC/ Passport No: 576074658

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JT
Signed by Teo Juhn How (NRIC No.
780821-14-5531) as a deed in the
presence of:

/s/ Chian Tian Pang	/s/ Christopher Ian Edwards
Witness	Signatory
Name: Chua Tian Pang
NRIC/ Passport No: 720827-04-5369

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